Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 and the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-09448) pertaining to the Dollar General Corporation 1998 Stock Incentive Plan (as amended and restated effective June 2, 2003) of our report dated March 13, 2003, with respect to the consolidated financial statements of Dollar General Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

June 4, 2003